Exhibit 99.1

Exela Technologies, Inc. Reports Second Quarter 2020 Results

Second Quarter Revenue of $307.7M Exceeds Prior Guidance

Delivers Sequential Expansion in Gross Profit and Adj. EBITDA Margins

Advances Debt Reduction and Liquidity Improvement Plan through Divestment of Records Storage business

Conference Call Scheduled for August 11, 2020 at 11:00 AM ET

Second Quarter 2020 & Other Recent Highlights:

•	Revenue of $307.7 million, a decline of 21.3% on a reported basis and 20.9%(1) on a constant currency basis from Q2 2019
•	Gross profit margin of 21.4%, an increase of 148 basis points from Q1 2020
•	Operating loss of $5.1 million
•	EBITDA(2) of $19.3 million
•	Adjusted EBITDA(3) of $43.1 million on a reported basis; $43.3 million on a constant currency basis; Adjusted EBITDA margin of 14.0%, an increase of 190 basis points from Q1 2020
•	On July 23, 2020, Exela announced the sale of its records storage business for $12.3 million as part of its strategic plan to sell non-core assets and improve liquidity

Irving, TX– August 10, 2020 – Exela Technologies, Inc. (“Exela” or the “Company”) (NASDAQ: XELA), a location-agnostic global business process automation (“BPA”) leader across numerous industries, announced today its financial results for the second quarter ended June 30, 2020.

“We are pleased with our second quarter 2020 results and execution in light of the difficult operating environment due to COVID-19. We generated revenue above our prior guidance and delivered sequential improvements in both our gross profit and adjusted EBITDA margins in the second quarter. In addition, we continued to make progress against our liquidity improvement and core business optimization initiatives by completing the divestiture of our non-core records storage business in July. So far, our 2020 results are playing out as we previously expected with the second quarter representing our fiscal year low point, and we have increased confidence that our financial performance will improve in the back half of 2020 as volumes begin to rise and our incremental cost reduction initiatives continue to flow through the model. We remain confident that Exela is well positioned to navigate this uncertain environment and emerge a stronger company than before,” said Ronald Cogburn, Chief Executive Officer of Exela.

Second Quarter 2020 Financial Highlights

•	Revenue: Revenue was $307.7 million, a decline of 21.3% from $390.8 million in the second quarter of 2019. Revenue for the Information and Transaction Processing Solutions segment was $243.0 million, a decline of 21.6% year-over-year, primarily due to reduced customer volumes as a result of COVID-19, as well as the exit of contracts and statements of work from certain customers with revenue that the Company believes are unpredictable, non-recurring, and were not a strategic fit to its long-term success or unlikely to achieve long-term target margins. Healthcare Solutions revenue was $49.2 million, a decrease of 22.4% year-over-year, driven by reduced volumes as a result of COVID-19. Legal and Loss Prevention Services revenue was $15.5 million, a decline of 11.9% from the second quarter of 2019.

Revenue excluding the previously announced low margin contract exit (“LMCE”) and pass through revenues from postage and postage handling with either zero or nominal margins (“pass through revenue”) (4) was $252.5 million in the second quarter of 2020, representing a decrease of 22.2% from $324.4 million in the second quarter of 2019.

83% of second quarter 2020 revenue was earned in the Americas, 15% in EMEA and 2% in rest of world.

•	Operating income / (loss): Operating loss for the second quarter of 2020 was $5.1 million, compared with operating income of $5.7 million in the second quarter of 2019. The year-over-year decrease in operating income was primarily attributable to lower revenue and gross profit, partially offset by lower SG&A expense, depreciation and amortization expense, and related party expenses, compared with the second quarter of 2019.

•	Net Loss: Net Loss for the second quarter of 2020 was $48.7 million, compared with a net loss of $41.6 million in the second quarter of 2019.

•	Adjusted EBITDA: Adjusted EBITDA for the second quarter of 2020 was $43.1 million, compared to $44.4 million in the first quarter of 2020 and $64.9 million in the second quarter of 2019. Adjusted EBITDA margin for the second quarter of 2020 was 14.0%, compared to 12.1% in the first quarter of 2020 and 16.6% in the second quarter of 2019. The sequential improvement in second quarter 2020 Adjusted EBITDA margin reflects flow through of the Company’s ongoing cost containment initiatives.

Adjusted EBITDA margin, based on revenue excluding LMCE and pass through revenue, was 17.1% in the second quarter of 2020, compared with 15.0% in the first quarter of 2020 and 20.0% in the second quarter of 2019.

•	Capital Expenditures: Capital expenditures for the second quarter of 2020 were 1.1% of revenue compared to 1.4% of revenue in the second quarter of 2019.

•	Common Stock: As of June 30, 2020, there were 147,511,430 total shares of common stock outstanding and an additional 4,022,415 shares of common stock reserved for issuance for our outstanding preferred shares on an as-converted basis.

•	Total employees as of June 30, 2020 were 21,073 as compared to 22,058 as of March 31, 2020.

Balance Sheet: At June 30, 2020, Exela’s total net debt was $1.515 billion.

Debt Reduction and Liquidity Improvement

On November 12, 2019, Exela announced that its Board of Directors adopted a debt reduction and liquidity improvement initiative (“Initiative”), with the goal of increasing the Company’s liquidity to approximately $125.0 to $150.0 million, and repaying debt with a target debt reduction of approximately $150.0 to $200.0 million. In accordance with this Initiative, Exela has announced three transactions year-to-date 2020.

•	On January 15, 2020, Exela announced that the Company entered into a 5-year, $160.0 million accounts receivable securitization facility to improve liquidity. The facility is for an initial five-year term, may be extended in accordance with its terms, and is incremental to Exela’s existing $100.0 million revolving facility maturing in July 2022.

•	On March 17, 2020, Exela announced the sale of its Tax Benefit Group (“TBG”) business for $40.0 million, or approximately 1.93x 2019 revenue. Net of closing costs and adjustments, this transaction resulted in proceeds of $38.2 million. For full year 2019, TBG generated total revenue of $20.7 million.

•	On July 23, 2020, Exela announced the sale of its physical records storage and logistics business for $12.3 million. The assets involved in the business generated approximately $1.0 million of EBITDA in 2019.

•	The Company believes it is on schedule for additional divestitures with expected proceeds in the range of $100.0 million to $150.0 million in the aggregate.

Third Quarter and Full Year 2020 Outlook

•	For the third quarter of 2020, Exela currently expects revenue to be in the range of $305 million to $312 million.

•	The depth and duration of the economic impact from COVID-19 on Exela and its customers’ businesses remains unknown. Given the uncertainties surrounding COVID-19 and its impacts on visibility, Exela has maintained suspension of providing financial guidance for full year 2020. The Company continues to expect that gross profit margins will increase post COVID-19 downdraft as volumes normalize.

(1) – Constant currency is a non-GAAP measure. A reconciliation of constant currency is attached to this release.

(2) – EBITDA is a non-GAAP measure. A reconciliation of EBITDA is attached to this release.

(3) – Adjusted EBITDA is a non-GAAP measure. A reconciliation of Adjusted EBITDA is attached to this release.

(4) – Pass through revenue is defined as postage and postage handling revenue with either zero or nominal margins. LMCE is defined as revenue from the low margin contract exit announced in the third quarter of 2018. A reconciliation of revenue net of pass through revenue and LMCE is attached to this release.

Earnings Conference Call and Audio Webcast

Exela will host a conference call to discuss its second quarter 2020 financial results at 11:00 a.m. ET on August 11, 2020. To access this call, dial 833-255-2831 or +412-902-6724 (international). A replay of this conference call will be available through August 18, 2020 at 877-344-7529 or + 412-317-0088 (international). The replay passcode is 10146883. A live webcast of this conference call will be available on the “Investors” page of the Company’s website (www.exelatech.com). A supplemental slide presentation that accompanies this call and webcast can be found on the investor relations website (http://investors.exelatech.com/) and will remain available after the call.

About Exela

Exela Technologies, Inc. is a business process automation leader, leveraging a global footprint and proprietary technology to provide digital transformation solutions enhancing quality, productivity, and end-user experience. With decades of expertise operating mission-critical processes, Exela serves a growing roster of more than 4,000 customers throughout 50 countries, including over 60% of the Fortune® 100. With foundational technologies spanning information management, workflow automation, and integrated communications, Exela’s software and services include multi-industry department solution suites addressing finance and accounting, human capital management, and legal management, as well as industry-specific solutions for banking, healthcare, insurance, and public sectors. Through cloud-enabled platforms, built on a configurable stack of automation modules, and over 21,000 employees operating in 23 countries, Exela rapidly deploys integrated technology and operations as an end-to-end digital journey partner.

Find out more at www.exelatech.com

Follow Exela on Twitter: https://twitter.com/exelatech

Follow Exela on LinkedIn: https://www.linkedin.com/company/11174620/

About Non-GAAP Financial Measures: This press release includes constant currency, EBITDA and Adjusted EBITDA, each of which is a financial measure that is not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Exela believes that the presentation of these non-GAAP financial measures will provide useful information to investors in assessing our financial performance, results of operations and liquidity and allows investors to better understand the trends in our business and to better understand and compare our results. Exela’s board of directors and management use constant currency, EBITDA and Adjusted EBITDA to assess Exela’s financial performance, because it allows them to compare Exela’s operating performance on a consistent basis across periods by removing the effects of Exela’s capital structure (such as varying levels of debt and interest expense, as well as transaction costs resulting from the combination of Quinpario Acquisition Corp. 2, SourceHOV Holdings, Inc. and Novitex Holdings, Inc. on July 12, 2017 (the “Novitex Business Combination”) and capital markets-based activities). Adjusted EBITDA also seeks to remove the effects of integration and related costs to achieve the savings, any expected reduction in operating expenses due to the Novitex Business Combination, asset base (such as depreciation and amortization) and other similar non-routine items outside the control of our management team.  Optimization and restructuring expenses and merger adjustments are primarily related to the implementation of strategic actions and initiatives related to the Novitex Business Combination. All of these costs are variable and dependent upon the nature of the actions being implemented and can vary significantly driven by business needs. Accordingly, due to that significant variability, we exclude these charges since we do not believe they truly reflect our past, current or future operating performance. The constant currency presentation excludes the impact of fluctuations in foreign currency exchange rates. We calculate constant currency revenue and Adjusted EBITDA on a constant currency basis by converting our current-period local currency financial results using the exchange rates from the corresponding prior-period and compare these adjusted amounts to our corresponding prior period reported results. Exela does not consider these non-GAAP measures in isolation or as an alternative to liquidity or financial measures determined in accordance with GAAP. A limitation of these non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded in Exela’s financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which expenses and income are excluded or included in determining these non-GAAP financial measures and therefore the basis of presentation for these measures may not be comparable to similarly-titled measures used by other companies. These non-GAAP financial measures are not required to be uniformly applied, are not audited and should not be considered in isolation or as substitutes for results prepared in accordance with GAAP. Net loss is the GAAP measure most directly comparable to the non-GAAP measures presented here. For reconciliation of the comparable GAAP measures to these non-GAAP financial measures, see the schedules attached to this release.

Restatement: As described in additional detail in the Explanatory Note to the Company’s Annual Report on Form 10-K filed with the SEC on June 9, 2020 (the “Annual Report”), the Company restated its audited consolidated financial statements in the for the years ended December 31, 2018 and 2017 and its unaudited quarterly results for the first three fiscal quarters in the fiscal year ended December 31, 2019 and each fiscal quarter in the fiscal year ended December 31, 2018 in the Annual Report. Previously filed annual reports on Form 10-K and quarterly reports on Form 10-Q for the periods affected by the restatement have not been amended. See Note 20, Unaudited Quarterly Financial Data, of the Notes to the consolidated financial statements in the Annual Report for the impact of these adjustments on each of the quarterly periods in fiscal 2018 and for the first three quarters of fiscal 2019. All amounts in this release affected by the restatement adjustments reflect such amounts as restated.

Forward-Looking Statements: Certain statements included in this press release are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “may”, “should”, “would”, “plan”, “intend”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “seem”, “seek”, “continue”, “future”, “will”, “expect”, “outlook” or other similar words, phrases or expressions. These forward-looking statements include statements regarding our industry, future events, estimated or anticipated future results and benefits, future opportunities for Exela, and other statements that are not historical facts. These statements are based on the current expectations of Exela management and are not predictions of actual performance. These statements are subject to a number of risks and uncertainties, including without limitation those discussed under the heading “Risk Factors” in the Annual Report. In addition, forward-looking statements provide Exela’s expectations, plans or forecasts of future events and views as of the date of this communication. Exela anticipates that subsequent events and developments will cause Exela’s assessments to change. These forward-looking statements should not be relied upon as representing Exela’s assessments as of any date subsequent to the date of this press release.

Exela Technologies, Inc. and Subsidiaries

Consolidated Balance Sheets

As of June 30, 2020 and December 31, 2019

(in thousands of United States dollars except share and per share amounts)

	June 30,	December 31,
	2020	2019
	(Unaudited)	(Audited)
Assets
Current assets
Cash and cash equivalents	$86,470	$6,198
Restricted cash	5,457	7,901
Accounts receivable, net of allowance for doubtful accounts of $5,362 and $4,975, respectively	219,433	261,400
Related party receivables	906	716
Inventories, net	17,268	19,047
Prepaid expenses and other current assets	33,695	23,663
Total current assets	363,229	318,925
Property, plant and equipment, net of accumulated depreciation of $187,260 and $176,995, respectively	100,878	113,637
Operating lease right-of-use assets, net	90,067	93,627
Goodwill	359,009	359,771
Intangible assets, net	317,630	342,443
Deferred income tax assets	11,769	12,032
Other noncurrent assets	25,961	17,889
Total assets	$1,268,543	$1,258,324

Liabilities and Stockholders' Equity (Deficit)
Liabilities
Current liabilities
Accounts payables	$67,385	$86,167
Related party payables	2	1,740
Income tax payable	2,333	352
Accrued liabilities	116,376	121,553
Accrued compensation and benefits	52,636	48,574
Accrued interest	48,127	48,769
Customer deposits	27,301	27,765
Deferred revenue	19,179	16,282
Obligation for claim payment	34,801	39,156
Current portion of finance lease liabilities	12,831	13,788
Current portion of operating lease liabilities	24,271	25,345
Current portion of long-term debts	36,101	36,490
Total current liabilities	441,343	465,981
Long-term debt, net of current maturities	1,493,775	1,398,385
Finance lease liabilities, net of current portion	14,437	20,272
Pension liabilities	23,881	25,681
Deferred income tax liabilities	7,685	7,996
Long-term income tax liabilities	2,808	2,806
Operating lease liabilities, net of current portion	71,661	73,282
Other long-term liabilities	12,807	6,962
Total liabilities	2,068,397	2,001,365
Commitments and Contingencies (Note 8)

Stockholders' equity (deficit)
Common stock, par value of $0.0001 per share; 1,600,000,000 shares authorized; 154,866,550 shares issued and 147,511,430 shares outstanding at June 30, 2020 and 153,638,836 shares issued and 150,851,689 shares outstanding at December 31, 2019	15	15
Preferred stock, par value of $0.0001 per share; 20,000,000 shares authorized; 3,290,050 shares issued and outstanding at June 30, 2020 and 4,294,233 shares issued and outstanding at December 31, 2019	1	1
Additional paid in capital	446,739	445,452
Less: Common Stock held in treasury, at cost; 7,355,120 shares at June 30, 2020 and 2,787,147 shares at December 31, 2019	(10,949)	(10,949)
Equity-based compensation	51,118	49,336
Accumulated deficit	(1,272,869)	(1,211,508)
Accumulated other comprehensive loss:
Foreign currency translation adjustment	(6,387)	(7,329)
Unrealized pension actuarial losses, net of tax	(7,522)	(8,059)
Total accumulated other comprehensive loss	(13,909)	(15,388)
Total stockholders’ deficit	(799,854)	(743,041)
Total liabilities and stockholders’ deficit	$1,268,543	$1,258,324

Exela Technologies, Inc. and Subsidiaries

Consolidated Statements of Operations for the three and six months ended June 30, 2020 and 2019

(in thousands of United States dollars except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
		2019		2019
	2020	(Restated)	2020	(Restated)
Revenue	$307,722	$390,849	$673,173	$795,206
Cost of revenue (exclusive of depreciation and amortization)	241,788	303,831	534,326	614,432
Selling, general and administrative expenses (exclusive of depreciation and amortization)	47,014	51,162	97,387	100,839
Depreciation and amortization	22,847	24,779	46,032	51,403
Related party expense	1,146	5,331	2,698	6,329
Operating income (loss)	(5,073)	5,746	(7,270)	22,203
Other expense (income), net:
Interest expense, net	44,440	39,959	86,028	79,660
Debt modification and extinguishment costs	—	1,404	—	1,404
Sundry expense (income), net	(899)	(1,311)	183	1,404
Other expense (income), net	(584)	2,527	(35,241)	4,020
Net loss before income taxes	(48,030)	(36,833)	(58,240)	(64,285)
Income tax expense	(661)	(4,738)	(3,120)	(9,458)
Net loss	$(48,691)	$(41,571)	$(61,360)	$(73,743)
Cumulative dividends for Series A Preferred Stock	(858)	(914)	582	(1,828)
Net loss attributable to common stockholders	$(49,549)	$(42,485)	$(60,778)	$(75,571)
Loss per share:
Basic and diluted	$(0.34)	$(0.29)	$(0.41)	$(0.52)

Exela Technologies, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

For the six months ended June 30, 2020 and 2019

(in thousands of United States dollars unless otherwise stated)

	Six Months Ended June 30,
		2019
	2020	(Restated)
Cash flows from operating activities
Net loss	$(61,360)	$(73,743)
Adjustments to reconcile net loss
Depreciation and amortization	46,032	51,403
Original issue discount and debt issuance cost amortization	6,857	5,749
Debt modification and extinguishment costs	—	1,049
Provision for doubtful accounts	(110)	3,334
Deferred income tax provision	(338)	4,623
Share-based compensation expense	1,782	5,459
Foreign currency remeasurement	(980)	288
Loss (gain) on sale of assets	(34,791)	85
Fair value adjustment for interest rate swap	440	4,385
Change in operating assets and liabilities, net effect from acquisitions:
Accounts receivable	38,260	624
Prepaid expenses and other assets	(9,157)	1,260
Accounts payable and accrued liabilities	(8,812)	(12,595)
Related party balances	(642)	(3,899)
Additions to outsource contract costs	(297)	(2,860)
Net cash used in operating activities	(23,116)	(14,838)

Cash flows from investing activities
Purchases of property, plant, and equipment	(5,766)	(9,072)
Additions to internally developed software	(2,216)	(4,007)
Cash paid in acquisition, net of cash received	(3,500)	(5,000)
Proceeds from sale of assets	38,222	20
Net cash provided by (used in) investing activities	26,740	(18,059)

Cash flows from financing activities
Repurchases of Common Stock	—	(3,480)
Borrowings from other loans	23,248	14,092
Borrowings under factoring arrangement and A/R Facility	149,951	34,050
Principal repayment on borrowings under factoring arrangement and A/R Facility	(66,114)	(31,624)
Proceeds from senior secured term loans	—	29,850
Lease terminations	(331)	(95)
Cash paid for debt issuance costs	(12,708)	(7)
Borrowings from senior secured revolving facility	29,750	68,000
Repayments on senior secured revolving facility	(14,200)	(68,000)
Principal payments on finance lease obligations	(6,353)	(9,180)
Principal repayments on senior secured term loans and other loans	(29,040)	(21,248)
Net cash provided by financing activities	74,203	12,358
Effect of exchange rates on cash	1	111
Net increase (decrease) in cash and cash equivalents	77,828	(20,428)
Cash, restricted cash, and cash equivalents
Beginning of period	14,099	43,854
End of period	$91,927	$23,426

Supplemental cash flow data:
Income tax payments, net of refunds received	$1,339	$5,181
Interest paid	76,781	71,211
Noncash investing and financing activities:
Assets acquired through right-of-use arrangements	772	6,778
Settlement gain on related party payable to Ex-Sigma 2	1,287	—
Accrued capital expenditures	1,088	1,083

Exela Technologies

Schedule 1: Second Quarter 2020 vs. Second Quarter 2019 Financial Performance

$ in millions	Q2'20	Q2'19	Change ($)	YTD'20	YTD'19	Change ($)
Information and Transaction Processing Solutions	243.0	309.8	(66.8)	527.1	635.0	(107.9)
Healthcare Solutions	49.2	63.4	(14.2)	113.2	124.7	(11.5)
Legal and Loss Prevention Services	15.5	17.6	(2.1)	32.8	35.4	(2.6)
Total Revenue	307.7	390.8	(83.1)	673.2	795.2	(122.0)
% change	-21%	-5%		-15%

Cost of revenue (exclusive of depreciation and amortization)	241.8	303.8	(62.0)	534.3	614.4	(80.1)
Gross profit	65.9	87.0	(21.1)	138.8	180.8	(41.9)
as a % of revenue	21%	22%	-0.8%	21%	23%	-2.1%

SG&A	47.0	51.2	(4.1)	97.4	100.8	(3.5)
Depreciation and amortization	22.8	24.8	(1.9)	46.0	51.4	(5.4)
Impairment of goodwill and other intangible assets	-	-	-	-	-	-
Related party expense	1.1	5.3	(4.2)	2.7	6.3	(3.6)
Operating (loss) income	(5.1)	5.7	(10.8)	(7.3)	22.2	(29.5)
as a % of revenue	-2%	1%	-3.1%	-1%	3%	-3.9%

Interest expense, net	44.4	40.0	4.5	86.0	79.7	6.4
Loss on extinguishment of debt	-	1.4	(1.4)	-	1.4	(1.4)
Sundry expense (income) & Other income, net	(1.5)	1.2	(2.7)	(35.1)	5.4	(40.5)
Net loss before income taxes	(48.0)	(36.8)	(11.2)	(58.2)	(64.3)	6.0
Income tax expense (benefit)	0.7	4.7	(4.1)	3.1	9.5	(6.3)
Net income (loss)	(48.7)	(41.6)	(7.1)	(61.4)	(73.7)	12.4
as a % of revenue	-16%	-11%	-5.2%	-9%	-9%	0.2%

Depreciation and amortization	22.8	24.8	(1.9)	46.0	51.4	(5.4)
Interest expense, net	44.4	40.0	4.5	86.0	79.7	6.4
Income tax expense (benefit)	0.7	4.7	(4.1)	3.1	9.5	(6.3)
EBITDA	19.3	27.9	(8.6)	73.8	66.8	7.0
as a % of revenue	6%	7%	-0.9%	11%	8%	2.6%

EBITDA Adjustments
1 Gain / loss on derivative instruments	(0.4)	2.7	(3.1)	0.4	4.4	(3.9)
2 Non-Cash and Other Charges	7.8	13.5	(5.8)	(20.8)	24.7	(45.4)
3 Transaction and integration costs	4.8	2.0	2.8	9.2	3.0	6.1
Sub-Total (Adj. EBITDA before O&R)	31.4	46.2	(14.8)	62.7	98.9	(36.2)
4 Optimization and restructuring expenses	11.7	18.7	(7.0)	24.9	42.4	(17.5)
Adjusted EBITDA	43.1	64.9	(21.7)	87.5	141.2	(53.7)
as a % of revenue	14.0%	16.6%	-2.6%	13.0%	17.8%	-4.8%

Exela Technologies

Schedule 2: Reconciliation of Adjusted EBITDA and constant currency revenues

Reconciliation of Non-GAAP Financial Measures to GAAP Measures

Non-GAAP constant currency revenue reconciliation

	Three months ended		Six months ended
($ in millions)	30-Jun-20	30-Jun-19	30-Jun-20	30-Jun-19
Revenues, as reported (GAAP)	$307.7	$390.8	$673.2	$795.2
Foreign currency exchange impact (1)	1.4		3.2
Revenues, at constant currency (Non-GAAP)	$309.2	$390.8	$676.4	$795.2

(1) Constant currency excludes the impact of foreign currency fluctuations and is computed by applying the average exchange rates for the three months and six months ended June 30, 2019, to the revenues during the corresponding period in 2020.

Reconciliation of Adjusted EBITDA

	Three months ended		Six months ended
($ in millions)	30-Jun-20	30-Jun-19	30-Jun-20	30-Jun-19
Net loss (GAAP)	$(48.7)	$(41.6)	$(61.4)	$(73.7)
Interest expense	44.4	40.0	86.0	79.7
Taxes	0.7	4.7	3.1	9.5
Depreciation and amortization	22.8	24.8	46.0	51.4
EBITDA (Non-GAAP)	$19.3	$27.9	$73.8	$66.8
Transaction and integration costs	4.8	2.0	9.2	3.0
Optimization and restructuring expenses	11.7	18.7	24.9	42.4
Gain / loss on derivative instruments	(0.4)	2.7	0.4	4.4
Other Charges	7.8	13.5	(20.8)	24.7
Adjusted EBITDA (Non-GAAP)	$43.1	$64.9	$87.5	$141.2
Foreign currency exchange impact (1)	0.2		1.1	-
Adjusted EBITDA, at constant currency (Non-GAAP)	$43.3	$64.9	$88.6	$141.2

(1) Constant currency excludes the impact of foreign currency fluctuations and is computed by applying the average exchange rates for the three months and six months ended June 30, 2019, to the adjusted EBITDA during the corresponding period in 2020.

Schedule 3: Non-GAAP Revenue reconciliation & Adjusted EBITDA margin on Revenue net of pass through & LMCE

Non-GAAP revenue reconciliation & Adjusted EBITDA margin on revenue net of pass through & LMCE

	Three months ended		Six months ended
($ in millions)	30-Jun-20	30-Jun-19	30-Jun-20	30-Jun-19
Revenues, as reported (GAAP)	$307.7	$390.8	$673.2	$795.2
(-) Postage & postage handling	55.2	66.2	125.0	141.6
Revenue - Net of pass through (Non-GAAP)	$252.5	$324.7	$548.2	$653.6
(-) LMCE	-	0.3	-	2.1
Revenue - Net of pass through & LMCE (Non-GAAP)	$252.5	$324.4	$548.2	$651.5
Revenue growth %	(22.2)%		(15.9)%

Adjusted EBITDA (Non-GAAP)	$43.1	$64.9	$87.5	$141.2

Adjusted EBITDA margin	17.1%	20.0%	16.0%	21.7%

Media Contact: Kevin McLaughlin

E: kevin.mclaughlin@icrinc.com

T: 646-277-1234

Investor Contact: William Maina

E: IR@exelatech.com

T: 646-277-1236